Exhibit 99.2

News Release
Analysts and Media Contact:
Jennifer Hills (972) 855-3729

Atmos Energy Corporation Names
Diana J. Walters to Board of Directors

DALLAS (November 1, 2018)-Atmos Energy Corporation (NYSE: ATO) announced today that Diana J. Walters has been elected to its board of directors. Her election, effective November 1, 2018, will increase the size of the board to 14 directors.
Walters is the Founder and Managing Partner of 575 Grant, LLC, which is engaged in providing financial advisory services as well as the creation and execution of corporate strategic plans.
Walters has over 30 years of management and investment experience primarily in the natural resources sector, including senior leadership positions with Credit Suisse First Boston and Tatham Offshore, Inc. (where she served as Chief Financial Officer). She currently serves on the Board of Directors for Alta Mesa Resources, Inc. (Audit Committee Chair), Trilogy Metals, Inc. and Platinum Group Metals.
“Di has a significant amount of experience in the energy sectors and brings over 30 plus years of management in public and private finance, strategic development, principal investments and exposure to both international and domestic markets. She will add significant value to the strategic discussions with her diverse experience in the industry,” said Kim R. Cocklin, executive chairman of the Atmos Energy board.
Walters received her Bachelor of Arts degree and a Master of Arts in Energy and Mineral Resources from the University of Texas at Austin.
About Atmos Energy
Atmos Energy Corporation, headquartered in Dallas, is the country's largest, fully-regulated, natural-gas-only distributor, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. For more information, visit https://www.atmosenergy.com.

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